EXHIBIT 99.1

Contact:	Richard A. Lechleiter Executive Vice President and Chief Financial Officer (502) 596-7734

KINDRED HEALTHCARE EXPANDS ITS CREDIT CAPACITY BY $200 MILLION

Revolving Credit and Term Loan Facility Each Expanded by $100 Million

LOUISVILLE, Ky. (October 4, 2012) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced that it has successfully completed amendments to increase by $100 million its senior secured term loan facility (the “Term Loan Facility”) and expand by $100 million the borrowing capacity under its senior secured asset-based revolving credit agreement (the “Revolving Credit Facility”).

The additional Term Loan Facility borrowings were issued at 97.5% and the net proceeds were used to pay down a portion of the outstanding balance under the Revolving Credit Facility. The aggregate amount currently outstanding under the Term Loan Facility approximates $791 million.

In connection with the $100 million expansion of the borrowing capacity under its Revolving Credit Facility, the Company also modified the accounts receivable borrowing base which will allow the Company to more easily access the full amount of the available credit. The Company will have approximately $450 million of unused borrowing capacity under the Revolving Credit Facility.

The other terms of the Term Loan Facility and the Revolving Credit Facility were unchanged.

Paul J. Diaz, Chief Executive Officer of the Company, commented, “These amendments create an additional $200 million of credit capacity to enhance our ability to expand our continuum of post-acute care services. We believe that this additional credit capacity along with our ability to generate strong free cash flows provides us with a great opportunity to accelerate our cluster market strategy, further invest in our home health and hospice operations and expand our higher margin businesses.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At June 30, 2012, Kindred through its subsidiaries provided healthcare services in 2,154 locations, including 118

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680 South Fourth Street    Louisville, Kentucky 40202

502.596.7300    www.kindredhealthcare.com

Kindred Healthcare Expands its Credit Capacity by $200 Million

October 4, 2012

long-term acute care hospitals, six inpatient rehabilitation hospitals, 224 nursing and rehabilitation centers, 27 sub-acute units, 52 hospice and home care locations, 102 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,625 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for four years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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